EXHIBIT 5.1

The New York Times Building

620 Eighth Avenue

37th Floor

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

September 20, 2019

Board of Directors

Interpace Diagnostics Group, Inc.

Morris Corporate Center 1, Building C

300 Interpace Parkway

Parsippany, NJ 07054

Ladies and Gentlemen:

We are acting as counsel to Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance from time to time of up to $4.8 million of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-227728) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 5, 2018, as declared effective by the Commission on October 19, 2018, a base prospectus dated October 19, 2018 (the “Base Prospectus”), and a prospectus supplement dated September 20, 2019, (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to the terms of the Equity Distribution Agreement, dated September 20, 2019 (the “Agreement”), by and between the Company and Oppenheimer & Co. Inc.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). Further, we have assumed that the number of Shares that will be sold, pursuant to the terms of the Agreement when combined with the common stock currently outstanding and the shares of common stock reserved for warrants, options, preferred stock and other purposes does not exceed the total number of authorized shares of common stock of the Company. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Shares pursuant to the terms of the Agreement, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP

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